Barrett Asset Management, LLC

CODE OF ETHICS

Effective Date: November 2015

TABLE OF CONTENTS

I.	Introduction			1

	A.	Individuals Covered by the Code		1

	B.	Standards of Business Conduct		1

	C.	Duty to Report Violations		2

II.	Certain Fiduciary Duties			3

	A.	Personal Trading		3

	B.	Confidentiality; Informational Barriers		3

	C.	Gifts and Business Entertainment		3

	D.	Outside Business Activities		3

	E.	Material Non-Public Information Regarding Issuers		3

	F.	Political Contributions		3

	G.	Duty to Report Potential Conflicts		4

III.	Compliance with the Code of Ethics			4

	A.	Initial and Annual Acknowledgement, Disclosure and Certification		4

	B.	Surveillance		4

	C.	Remedies		5

	D.	Exceptions to the Code		5

IV.	Defined Terms			6

Policies and Procedures:

		Exhibit A	Personal Securities Transactions	A-1

		Exhibit B	Informational Barriers Policy	B-1

		Exhibit C	Policies and Procedures on Gifts and Entertainment	C-1

		Exhibit D	Policies and Procedures on Inside Information & Insider Trading	D-1

		Exhibit E	Outside Business Activities	E-1

		Exhibit F	Acknowledgement of Receipt of Code of Ethics, Personal Holdings Report and Annual Certification	F-1

CODE OF ETHICS

I.          INTRODUCTION

A.
Individuals Covered by the Code.  This Code applies to all directors, officers, employees and supervised persons of Barrett Asset Management, LLC (“Barrett or the Company”) that are not otherwise subject to another code of ethics adopted pursuant to either Rule 17j-1 under the Investment Company Act or Rule 204a-1 under the Investment Advisers Act (“Covered Persons”).

B.
Standards of Business Conduct.  This Code is based on the principle that Barrett owes a fiduciary duty to its clients, and that all Covered Persons must therefore avoid activities, interests and relationships that might (i) present a conflict of interest or the appearance of a conflict of interest with Barrett’s clients, or (ii) otherwise interfere with the Covered Person’s or Barrett’s ability to make decisions in the best interests of the firm’s clients.  In particular, Covered Persons must at all times comply with the following standards of business conduct:

1.
Compliance with Applicable Law.  All Covered Persons must comply with the Federal Securities Laws that apply to the business of Barrett. The financial services industry is governed by numerous laws and regulations adopted by a variety of government agencies, regulators and other entities.  Barrett Asset Management, as a participant in the financial services industry, is subject to many of these laws and regulations.  Obeying both the letter and spirit of all applicable laws and regulations is critical to the Company's ability to accomplish its objectives.  In everything that they do on behalf of the Company, Covered Persons must use care not to violate any law or regulation.  Each Covered Person is responsible to know, understand and follow the laws and regulations that apply to his or her responsibilities on behalf of the Company.  While no Covered Person is expected to be an expert on all applicable laws and regulations, they are expected to know the laws and regulations well enough to recognize when an issue arises and to seek the advice of the company’s Compliance Officer or management.

2.
Clients Come First.  Covered Persons must scrupulously avoid serving their own personal interests ahead of the interests of Barrett’s clients.  A Covered Person may not induce or cause a client to take action, or not to take action, for the Covered Person's personal benefit, rather than for the benefit of the client.

3.
Avoid Taking Advantage.  Covered Persons may not use their knowledge of open, executed, or pending portfolio transactions to profit by the market effect of such transactions, nor may they use their knowledge of client portfolio holdings to engage in short-term or other abusive trading in reportable funds.

4.
Avoid Inappropriate Relationships With Clients and Vendors.  In addition, since the receipt of investment opportunities, perquisites, or gifts from persons seeking business with Barrett could call into question the exercise of a Covered Person's independent judgment, all Covered Persons must comply with the provisions of the Code relating to these activities.

5.
Observe the Spirit of the Code.  Doubtful situations should be resolved in favor of Barrett’s clients.  Technical compliance with the Code's procedures will not automatically insulate from scrutiny, any personal trading or other activities that indicate an abuse of these governing principles.

C.	Duty to Report Violations. Covered Persons must promptly report all violations of this Code to the Barrett Chief Compliance Officer (“CCO”).

6.
Conflicts of Interest
Covered Persons must act in the best interests of the Barrett’s clients.  A “conflict of interest” may occur when a person’s personal interests interfere with, or appear to interfere with, the interests of Barrett or its clients.  Similarly, a conflict of interest may also occur when a person’s personal interests interfere with that person’s ability to objectively and effectively perform his or her services for Barrett.  The overarching conflicts of interest principle is that the personal interests of a Covered Person must not be placed improperly before the interests of the company or its clients.  In adhering to this principle Covered Persons:

●	may not use personal influence or personal relationships improperly to influence financial reporting by the Company;

●	may not improperly cause the Company to take action, or fail to take action, for the personal benefit of the Covered Person rather than for the benefit of the Company;

●	may not improperly use their positions with the Company, or information that belongs to the Company or its clients, for personal gain.

●	may not bind the Company to any agreement or arrangement with an entity in which the Covered Person, directly or through family members, has any material economic interest;

●
must disclose to management any situation of which they become aware in which the Company is entering into an arrangement or agreement with an entity in which the Covered Person, directly or through family members, has any material economic interest; and

●
should avoid any activities, interests or associations outside the Company that could impair their ability to perform their work for Barrett objectively and effectively, or that could give the appearance of interfering with their responsibilities on behalf of the Company.

Although it is not possible to foresee every potential conflict of interest that may arise, Covered Persons must be sensitive to actual or potential conflicts and bring them to the attention of management, and management should solicit the advice of the Company’s legal counsel when confronted with conflict of interest issues.   Wherever possible, situations in which a conflict of interest exists, or appears to exist, should be avoided.  Where conflicts of interest cannot be avoided, they must be disclosed to management and handled in an ethical way so as to avoid any perception of impropriety.

II.         CERTAIN FIDUCIARY DUTIES

A.
Personal Trading.  Covered Persons are prohibited from engaging in personal securities transactions that would violate the Standards of Business Conduct set forth in Section I.B above.  Without limiting the generality of the foregoing, all Covered Persons are subject to and shall abide by the Barrett Policies and Procedures on Personal Trading Activities attached hereto as Exhibit A.

B.
Confidentiality; Informational Barriers.  Covered Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Barrett’s clients, except to persons whose responsibilities require knowledge of the information.  Without limiting the generality of the foregoing, all Covered Persons are subject to and shall abide by the Barrett Informational Barriers Policy attached hereto as Exhibit B.

C.
Gifts and Business Entertainment.  Covered Persons are prohibited from giving or accepting gifts and business entertainment that might (i) present a conflict of interest or the appearance of a conflict of interest with Barrett’s clients, or (ii) otherwise interfere with the Covered Person’s or Barrett’s ability to make decisions in the best interests of the firm’s clients.  Without limiting the generality of the foregoing, all Covered Persons are subject to and shall abide by the Barrett Policies and Procedures on Gifts and Entertainment attached hereto as Exhibit C.

D.
Outside Business Activities.  No Covered Person may engage in outside business activities or serve on the board of directors of a publicly-held company without the prior written authorization by the Barrett CCO.  Without limiting the generality of the foregoing, all Covered Persons are subject to and shall abide by the Barrett Policies and Procedures on Outside Business Activities attached hereto as Exhibit D.

E.
Material Non-Public Information Regarding Issuers.  Covered Persons are prohibited from trading in any Security (or Equivalent Instrument) at a time when the Covered Person possesses material nonpublic information regarding the Security or the issuer of the Security.  Without limiting the generality of the foregoing, all Covered Persons are subject to and shall abide by the Barrett Policies and Procedures on Inside Information and Insider Trading attached hereto as Exhibit E.

F.
Political Contributions.  Covered Persons are prohibited from making political contributions for the purpose of obtaining or retaining Barrett or its affiliates as investment advisers.  Covered Persons are specifically prohibited from making political contributions to any person who may influence the selection or retention of an investment adviser by a government entity.  Covered Persons will be required to certify annually that they have and will comply with this provision.

G.
Duty to Disclose Potential Conflicts.  Covered Persons may not cause or attempt to cause any client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Covered Person.  If a Covered Person stands to benefit materially from an investment decision for a client, and the Covered Person is making or participating in the investment decision, then the Covered Person must disclose the potential benefit to those persons with authority to make investment decisions for the client and the Barrett CCO.  The person to whom the Covered Person reports the interest, in consultation with the Barrett CCO, must determine whether or not the Covered Person will be restricted in making or participating in the investment decision.

In addition to ensuring their own compliance with this Code, Covered Persons are encouraged to report known or suspected violations of this Code by others by telephone, e-mail or in writing to the Company’s Compliance Officer.  If the known or suspected violation of this Code relates to financial, internal control or accounting matters, Covered Persons are encouraged to report it in accordance with procedures established by the Executive Committee.  If the reporting person feels that reporting an actual or suspected violation that does not relate to financial, internal control or accounting matters to the Chief Compliance Officer may be futile, he or she should report the known or suspected violation in writing to Peter H Shriver, CEO or Robert J. Milnamow, President of Barrett Asset Management, LLC and send it to 90 Park Avenue, New York, NY 10016

III.        COMPLIANCE WITH THE CODE OF ETHICS

A.	Acknowledgement of Receipt; Initial and Periodic Disclosure of Personal Holdings; Annual Certification.

1.
Within ten (10) calendar days of becoming a Covered Person under this Code, each Covered Person must acknowledge that he or she has received and reviewed a copy of the Code, and has disclosed all Securities holdings in which such Covered Person has a Beneficial Interest (as such terms are defined in Exhibit A).  All information submitted in the initial report must be current as of a date no more than forty-five (45) days before the person became a Covered Person and in an annual report as of a date no more than forty-five(45) days before the annual report is submitted.

2.	Thereafter, on an annual basis, each Covered Person shall give the same acknowledgements and, in addition, shall certify that he or she has complied with all applicable provisions of the Code.

3.
Such acknowledgements and certifications shall be provided using the form of “Acknowledgement of Receipt of Code of Ethics, Personal Holdings Report and Annual Certification” attached hereto as Exhibit F.

B.
Surveillance.  The Barrett CCO shall be responsible for maintaining a surveillance program reasonably designed to monitor the activities of all Covered Persons for compliance with the provisions of this Code and for investigating any suspected violation of the Code.  The Barrett CCO shall report the results of each such investigation to the Barrett Management Committee.  The Barrett Management Committee is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code.

C.         Remedies

1.
Authority.  The Barrett Management Committee has authority to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision.  In exercising such authority, the Barrett Management Committee may delegate authority to determine remedies to the Barrett CCO; however, all such determinations will be subject to review and approval by the Barrett Management Committee.  Failure to promptly comply with any remedies directive may result in the imposition of additional sanctions.

2.
Sanctions.  If the Barrett Management Committee determines that a Covered Person has committed a violation of the Code, the Committee may impose sanctions and take other actions as it deems appropriate, including a verbal warning, a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the Security and Exchange Commission, criminal referral, and termination of employment of the violator for cause.  The Barrett Management Committee may also require the Covered Person to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result.  The amount of profit shall be calculated by the Barrett Management Committee.  No member of the Barrett Management Committee may review his or her own transaction.  The Barrett Management Committee can delegate authority to deal immediately with questions regarding, or violations of, the Code to the Barrett CCO.

3.
Availability of Reports.  All information supplied pursuant to this Code may be made available for inspection to: (i) the Barrett CCO and his/her designees,(ii) the Barrett Management Committee, (iii) the Board of Directors of Barrett, (iv) any party to which any investigation is referred by any of the foregoing, (v) the Securities and Exchange Commission, (vi) any self-regulatory organization of which Barrett is a member, (vii) any state Security commission, (viii) the board of directors and chief compliance officer(s) of any affected registered mutual fund, and (ix) any attorney or agent of the foregoing.

D.
Exceptions to the Code.  Although exceptions to the Code will rarely be granted, the Barrett Management Committee may grant exceptions to the requirements of the Code on a case-by-case basis if the Barrett Management Committee finds that the proposed conduct involves negligible opportunity for abuse.  All such exceptions must be in writing.  In exercising such authority, the Barrett Management Committee may delegate authority to grant exceptions to the Code to a representative of the Barrett CCO.  However, all such determinations will be subject to review and approval by the Barrett Management Committee.

IV.        DEFINED TERMS

When used in the Code, the following terms have the meanings set forth below:

“Barrett” means Barrett Asset Management, LLC

“Barrett CCO” means the Chief Compliance Officer of Barrett and/or his or her designees.

“Barrett Management Committee” means the group of Barrett executives responsible for developing and implementing policies and procedures which provide that all employees and their activities are reasonably supervised.  In addition, the Management Committee is responsible for providing assurance that all employees and their activities are conducted in compliance with applicable laws, regulatory requirements, client restrictions and firm policies.

“Code” means this Code of Ethics, as the same may be amended from time to time.

“Covered Person” means any director, officer, employee or supervised person of Barrett that is covered by this Code in accordance with the provisions of Section I.A hereof.

“Federal Securities Laws means the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended (the “Investment Company Act”), the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to Barrett and any Reportable Funds, and any rule adopted there under by the Securities and Exchange Commission or the Department of the Treasury.

Exhibit A

PERSONAL SECURITIES TRANSACTIONS

It is the policy of Barrett Asset Management, LLC that all Covered Persons shall avoid any activities in connection with their personal securities trades that conflict with the Standards of Business Conduct set forth in Section I.B of Barrett’s Code of Ethics.  Consistent with this governing principle, all Covered Persons are subject to and shall abide by the following policies and procedures (the “Personal Trading Policy”).  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Barrett Code of Ethics.

I.	Principles Governing Personal Securities Transactions.

A.
Fraudulent Transactions.  In connection with the purchase or sale, directly or indirectly, by a Covered Person of a Security (or Equivalent Security) that is held or to be acquired by a Barrett client, Covered Persons are prohibited from:

1.	employing any device, scheme or artifice to defraud Barrett’s clients,

2.	making any untrue statement of a material fact or omitting to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading,

3.	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on Barrett’s clients, or

4.	engaging in any manipulative practice with respect to Barrett’s clients.

B.
Trading on the Knowledge of Client Transactions.  Covered Persons are prohibited from engaging in any transaction in a Security (or an Equivalent Security) on the basis of any information they may be in possession of to the effect that (i) a Barrett investment manager is or may be considering an investment in or sale of such Security on behalf of its clients or (ii) has or may have an open order in such Security on behalf of its clients.

C.
Market Timing.  No Covered Person may use his or her knowledge of the portfolio holdings or investment activities of a Reportable Fund to engage in any short-term or other abusive trading strategy involving such Fund that may conflict with the best interest of the Fund and its shareholders.

D.
Excessive Trading.  Covered Persons are prohibited from engaging in excessive personal trading that may raise concerns that the Covered Person’s energies and interests are not properly aligned with interests of Barrett’s clients.

II.         Pre-Clearance of Personal Securities Transactions.

A.
Requirement to Pre-Clear.  Unless an exemption applies, any Securities Transaction in which a Covered Person has or acquires a Beneficial Interest must be pre-cleared with the Barrett CCO or authorized person in accordance with the following procedures.

1.
General Procedures.  A request for pre-clearance must be made using the Sungard PTA (PTA) program in advance of any contemplated transactions.  In the event that a security or type of trade is not recognized by the PTA program or if the PTA program is not operational then the “Pre-Clearance Form” attached as Appendix 1 shall be used for this purpose.  Any such “Pre-Clearance Form” requests for pre-clearance shall be reviewed by the Barrett CCO or his/her designee (who may have no personal interest in the subject transaction) for compliance with the provisions of this Code.  No order for a Securities Transaction for which pre-clearance authorization is required may be placed before such Securities Transaction has been authorized by the Barrett CCO in accordance with the these procedures.

2.
Length of Trade Authorization Approval.  The authorization provided by the Barrett CCO above is effective until the earlier of (i) 24 hours from the time the authorization is granted, (ii) its revocation by the Barrett CCO, or (iii) the moment the Covered Person learns that the information provided to the Barrett CCO pursuant to these pre-clearance procedures is not accurate.

a.	If the order for a Securities Transaction is not placed within that period, a new authorization must be obtained before the Securities Transaction can be placed.

b.
If the Securities Transaction is placed but has not been executed before the authorization expires (as, for example, in the case of a good-till-cancelled or a limit order), a new authorization must be obtained before the Securities Transaction may be executed.

3.
No Explanation Required for Refusals.  In some cases, the Barrett CCO may refuse to authorize a Securities Transaction for a reason that is confidential.  The Barrett CCO is not required to give an explanation for refusing to authorize any Securities Transaction.

B.	Trading Restrictions. The following Securities Transactions will not be authorized by the Barrett CCO absent exceptional circumstances or unless an exemption applies

1.	7-Day Blackout.

a.
Restriction.  The Barrett CCO will not approve transactions in a Security (or an Equivalent Security) which, within the most recent seven (7) calendar days, (i) has been added to or deleted from the Firm’s Focus list, (ii) is recoded as a BUY, LIGHTEN or SELL on the Firm’s Focus, or (iii) is being or has been considered for placement or a change of status on the Focus List.

b	Exceptions. Notwithstanding the foregoing:

i.
De-Minimus Trades.  A Covered Person may execute a personal securities transaction within the 7-day blackout period if Covered Person’s trade is a De Minimus Trade (as defined herein in Section V Defined Terms) and it has been determined that there are no pending client trades in that security.

ii.
Options on Broad-Based Indices.  Any Securities Transaction involving options on certain broad-based indices may be changed from time to time and presently consist of the S&P 500, the S&P 100, NASDAQ 100, Nikkei 300, NYSE Composite, and others as per listed on Barrett’s focus list.

2.	60-Day Minimum Holding Period for Individual Securities.

a.
Restriction.  The Barrett CCO will not approve any sale of a Security (or an Equivalent Security) that is on the Firm’s Focus List in which the Covered Person has a Beneficial Interest within sixty (60) calendar days of a purchase of shares of the same Security (or Equivalent Security) [for the same account].

b.	Exceptions. The following types of Securities transactions are exempt from the 60-day minimum holding period requirements of this Section II.B.2:

i.	Managed Accounts. Transactions in Securities held in a Managed Account in connection with which the Covered Person is neither consulted nor advised of the trade before it is executed.

ii.
Systematic Investment.  Purchases or sales of Securities pursuant to an Automatic Investment Plan (as such term is defined herein) without affirmative action on the part of the Covered Person are exempt from being treated as Securities transactions for purposes of applying the 60-day minimum holding period set forth in this Section II.B.2.

iii..
Hardship Exemption.  The Barrett CCO may grant an exception to the 60-Day Holding Period for certain significant life events (e.g., marriage, education, purchase of home, etc.) upon receipt of a written request submitted by the Covered Person.

3.	Short Sales.

a.
Restriction.  The Barrett CCO will not approve any short sales of a Security (or Equivalent Security) if (i) any managed client account has a long position in such Security, or (ii) such Security is listed on any firm focus list.

b.
Exception.  Notwithstanding the foregoing, a short sale “against the box” may be permitted in order for a Covered Person to protect a gain and/or as a tax strategy provided that a managed client account is not trading in the same security on the same day.  The Barrett CCO has final authority to determine if a short sale is to be authorized.

4.	60-Day Minimum Holding Period for Investments in Barrett-Managed Funds.

a.
Restriction.  The Barrett CCO will not approve any sale of (or exchange out of) shares of a Barrett-Managed Fund in which the Covered Person has a Beneficial Interest within sixty (60) calendar days of a purchase of (or exchange into) shares of the same Barrett-Managed Fund for the same account, including any individual retirement account or 401(k) participant account.

b.	Exceptions. The following types of transactions in shares of Barrett-Managed Funds are exempt from the 60-day minimum holding period requirements of this Section II.B.4:

i.
Money Market Funds and Other Short-Term Trading Vehicles.  Purchases or redemptions of Barrett-Managed Funds, if any, that are money market funds or that hold themselves out as short-term trading vehicles.

ii.	Managed Accounts. Transactions in Barrett-Managed Funds held in a Managed Account in connection with which the Covered Person is neither consulted nor advised of the trade before it is executed.

iii.
Systematic Investment.  Purchases or sales of shares of a Barrett-Managed Fund pursuant to an Automatic Investment Plan (as such term is defined herein) without affirmative action on the part of the Covered Person are exempt from being treated as Securities transactions for purposes of applying the 60-day minimum holding period set forth in this Section II.B.4.

iv.
Non-Material 401(k) Account Reallocations.  Reallocations of a Covered Person’s current holdings in his or her 401(k) participant account as long as this reallocation does not materially alter (by more than $5,000) the portion of the account that is invested in a particular Barrett-Managed Fund.

v..
Hardship Exemption.  The Barrett CCO may grant an exception to the 60-Day Holding Period for certain significant life events (e.g., marriage, education, purchase of home, etc.) upon receipt of a written request submitted by the Covered Person.

5.
Other Prohibited Transactions.  The Barrett CCO may also disapprove any other form of personal trading activity that, in the Barrett CCO’s discretion, (i) may impact the ability of the Covered Person to carry out his or her assigned duties, (ii) may increase the possibility of any actual or apparent conflict of interest, or (iii) would otherwise appear to be inconsistent with the standards of business conduct and fiduciary duties embodied in this Code.

C.	Exemptions. Notwithstanding the foregoing, the following types of Securities Transactions are exempt from the pre-clearance requirements of this Section II:

1.
Non-Reportable Funds .  Any purchase or sale of a Security issued by (i) any registered open-end investment company (including College Savings Plans established under Section 529(a) of the Internal Revenue Code known as “Section 529 Plans”) that is not a Reportable Fund.

2.	Managed Accounts and Mutual Fund-Only Accounts. Security transactions in a Managed Account or Mutual Fund-Only Account, as such terms are defined herein in Section V Defined Terms.

3.	Certain Corporate Actions. Any acquisition or disposition of Securities pursuant to the following types of corporate actions:

a.
Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities.

b.	Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue.

c.	Any disposition of a Security through a tender offer, mandatory call or other corporate action equally available to all holders of such Security (or class of Security).

4.	Automatic Investment Plans. Any Securities Transaction pursuant to an Automatic Investment Plan, as defined herein, or similar arrangement approved by the Barrett CCO.

5.
Options-Related Activity.  Any acquisition or disposition of a security in connection with an option-related Securities Transaction that has been previously approved pursuant to the Code.  For example, if a Covered Person receives approval to write a covered call, and the call is later exercised, the pre-clearance requirements and trading restrictions of this Code are not applicable to the sale of the underlying security.

6.	Other Exempt Securities Transactions. Any Securities Transaction involving the following types of Security:

a.	direct obligations of the Government of the United States;

b.	bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

c.	such other Securities as may from time to time be designated in writing by the Barrett CCO on the ground that the risk of abuse is minimal or non-existent.

III.	Pre-Approval of Investments in Initial Public Offerings and Private Placements.

A.
Notwithstanding anything herein to the contrary, Covered Persons are prohibited from acquiring a Beneficial Interest in a Security through an Initial Public Offering (other than a new offering of securities issued by a registered open-end investment company) or Private Placement (including, without limitation, investments in hedge funds) without the prior written approval of the Barrett CCO.

B.	Requests for such approval shall be submitted to the Barrett CCO using the Request for Approval Form attached hereto as Appendix 2.

IV.	Reporting Requirements.

A.
Duplicate Periodic Statements and Confirms. Except as provided in Sub-Section B below, a Covered Person must arrange for the Barrett CCO to receive directly from any broker-dealer, bank or other financial intermediary that effects any Securities Transaction in which the Covered Person has or acquires a Beneficial Interest, duplicate copies of confirms and periodic statements for each account in which such Covered Person has a Beneficial Interest if that custodian is not on the favored SunGard/PTA preferred list.  SunGard/PTA matches broker confirms to preclearance transactions and is updated with a feed of purchases, sales and all securities held, from Barrett’s back office.  Attached as Appendix 3 is a form letter that may be used to request such documents from such entities.

1.	Securities Transaction reports must be provided to the Barrett CCO no later than 30 days after the close of each calendar quarter.

2.
If a Covered Person is not able to arrange for duplicate confirmations and periodic statements to be sent, the Covered Person must cease trading in the affected Security account and immediately notify the Barrett CCO.

B.
Exemptions for Managed and Mutual Fund-Only Accounts.  Notwithstanding the foregoing, Covered Persons will not be required to arrange for the delivery of duplicate confirmation and periodic statements for any Mutual Fund-Only and Managed Accounts in which a Covered Person has a Beneficial Interest, provided that:

1.
for each such Managed Accounts or Mutual Fund-Only Account in which he/she has a Beneficial Interest, a Covered Person must complete a certification in the forms attached hereto as Appendixes 4 or 5, respectively, and

2.	the Barrett CCO may request that the Covered Person provide copies of any confirmation or periodic statements with respect to such accounts at any time at his/her discretion.

C.
New Reportable Accounts.  If a Covered Person opens a new reportable account that has not been previously disclosed, the Covered Person must immediately notify the Barrett CCO in writing of the existence of the account and make arrangements to comply with the requirements set forth herein.

D.
Disclaimers.  Any report of a Securities Transaction for the benefit of a person other than the Covered Person making such report may contain a statement to the effect that the report should not be construed as an admission for tax or any other purposes by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

V.         Defined Terms.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation or a similar arrangement approved by the Compliance Department.  An Automatic Investment Plan includes a Dividend Reinvestment Plan.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Security.

A Covered Person is deemed to have a Beneficial Interest in the following:

(1)	any Security owned individually by the Covered Person;

(2)	any Security owned jointly by the Covered Person with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and

(3)	any Security in which a member of the Covered Person's Immediate Family has a Beneficial Interest if:

a.	the Security is held in an account over which the Covered Person has decision making authority (for example, the Covered Person acts as trustee, executor, or guardian); or

b.	the Security is held in an account for which the Covered Person acts as a broker or investment adviser representative.

A Covered Person is presumed to have a Beneficial Interest in any Security in which a member of the Covered Person's Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Covered Person.

Any uncertainty as to whether a Covered Person has a Beneficial Interest in a Security should be brought to the attention of the Barrett CCO.  Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rules 16a-1(a) (2) and (5) promulgated under the Exchange Act.

“De Minimus Trade” means:

(1)	Equity Securities. Is an equity Security Transaction if the issuer of the Security is listed on a recognized stock exchange or has a market capitalization in excess of $1 billion.

(2)	Fixed-Income Securities. Any fixed income Security Transaction or series of related transactions involving $300,000 principal amount or less in the aggregate.

“Equivalent Security” means any security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security.  Options on Securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

“Immediate Family” of a Covered Person means any of the following persons:

child	grandparent	son-in-law
stepchild	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
stepparent	father-in-law

Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the Barrett CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety, which this Code is intended to prevent.

“Initial Public Offering” means an offering of Securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

“Managed Account” means an account where a Covered Person has no knowledge of the transaction before it is completed (for example, transactions effected for a Covered Person by a trustee of a blind trust, or discretionary trades made by an investment manager retained by the Covered Person, in connection with which the Covered Person is neither consulted nor advised of the trade before it is executed).

“Mutual Fund-Only Account” means a Securities account or account held directly with a mutual fund that holds only non-Reportable Funds and in which no other type of Securities may be held.  For purposes of this Code, a Mutual Fund-Only Account includes a 529 plan account that holds only non-Reportable Funds and in which no other type of Securities may be held.

“Private Placement” means an offering of Securities that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the Securities Act, or pursuant to Rules 504, 505 or 506 of Regulation D under the Securities Act.

“Reportable Fund” for purposes of this definition, “investment adviser” has the same meaning as it does in section 2(a)(20) of the Investment Company Act, and “control” has the same meaning as it does in Section 2(a)(19) of the Investment Company Act.

“Barrett-Managed Fund” is a Reportable Fund that is managed or sub-advised by Barrett, including, without limitation, the Barrett Growth Fund and the Barrett Opportunity Fund.

“Securities Transaction” means the purchase, sale, redemption or other transaction in a Security in which a Covered Person has or acquires a Beneficial Interest.

“Security” includes any instrument that may be considered a security for purposes of the Federal Securities Laws, stocks, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), bank loans, limited partnership interests, investment contracts, or investment company shares.  The term “Security” also includes any derivative instruments on any the foregoing, such as electronically traded funds (ETF), futures, swaps, options and warrants, whether or not such instrument might be considered a “security” for purposes of the Federal Securities Laws.

“Selling Short Against the Box” is a short sale of a security which the seller does own but does not want to close out his/her position in for tax or other reasons.

Appendix 1

BARRETT ASSET MANAGEMENT, LLC
PRE-CLEARANCE FORM

Covered Persons must complete this Pre-Clearance Form prior to engaging in any personal securities transaction (unless exempted by the Barrett Policies and Procedures on Personal Securities Transactions (the “Personal Trading Policy”). All capitalized terms used herein have the same meaning as defined in the Personal Trading Policy.

1.	Name of Covered Person: _____________________________________________________________.

2.	Account Title: ___________________________________________________________________.

3.	Name of Security: ________________________________________________________________.

4.	Maximum number of shares or units to be purchased or sold, or amount of bond: _______________________.

5.	Name and phone number of broker to effect transaction: ____________________________________________________.

6.	Check applicable boxes: Purchase ☐	Sale ☐	Market Order ☐	Limit Order ☐

7.	In connection with the proposed transaction described herein, I hereby make the following representations and warranties (check all that apply):

a.	All Transactions:

☐	In connection with the proposed transaction described herein, I am not:

1.	employing any device, scheme or artifice to defraud Barrett’s clients,

2.	making any untrue statement of a material fact or omitting to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading,

3.	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on Barrett’s clients, or

4.	engaging in any manipulative practice with respect to Barrett’s clients.

☐
In connection with the proposed transaction described herein, I am not in possession of any information to the effect that (i) a Barrett investment manager is or may be considering an investment in or sale of such Security on behalf of its clients or (ii) has or may have an open order in such Security on behalf of its clients.

☐	I do not possess any material nonpublic information regarding the Security or the issuer of the Security.

b.	Mutual Fund Transactions Only:

☐
In connection with the proposed transaction described herein, I am not using any knowledge I may have of the portfolio holdings or investment activities of a Reportable Fund to engage in any short-term or other abusive trading strategy involving such Fund that may conflict with the best interest of the Fund and its shareholders.

☐
If the proposed transaction involves a Barrett Managed Fund,1 the proposed transaction described herein does not involve any sale of (or exchange out of) shares of the Barrett-Managed Fund within sixty (60) calendar days of a purchase of (or exchange into) shares of the same Barrett-Managed Fund for the same account unless an exemption under the Personal Trading Policy applies.

c.	IPOs and Private Placements Only:

☐	In connection with the proposed transaction described herein a request for approval (Appendix 2) has been submitted to the Barrett CCO and is attached hereto.

Representation and Signature
By executing this form, I represent that the information that I have provided herein is true and accurate to the best of my belief. I understand that pre-clearance will only be in effect until the earlier of (i) the close of business on the trading day on which the authorization is granted, (ii) its revocation by the Barrett CCO, or (iii) the moment I learn that the information provided to the Barrett CCO in this Pre-Clearance Form is not accurate.

Employee Name (please print)	Employee Signature	Date

Disposition of Pre-clearance Request

Approved
Denied	Authorized Signatory	Date Time

1 Currently, the Barrett-Managed Funds are the Barrett Growth Fund and the Barrett Opportunity Fund

Appendix 2

REQUEST FOR APPROVAL TO INVEST IN AN
INITIAL PUBLIC OFFERING OR A PRIVATE PLACEMENT

Pursuant to Section III of the Barrett Asset Management, LLC Polices and Procedures on Personal Securities Transactions (the “Personal Trading Policy”), I hereby request that the Barrett CCO grant approval to acquire a Beneficial Interest in the following Reportable Security(ies) through an Initial Public Offering or Private Placement:

Reportable Security Name(s)

Instructions:

●	Please attach a copy of the applicable prospectus, private placement memorandum or other relevant offering document

2.	In making this request of the Barrett CCO, I hereby certify to the following:

a.	To the best of my knowledge, if approved, my purchase will not misappropriate an investment opportunity that was or should have been first offered to any clients of Barrett;

b.
I am not receiving a personal benefit, in the form of this opportunity to invest in this Initial Public Offering or Private Placement, for directing client business or brokerage for Barrett, or by virtue of my position as an employee of Barrett; and

c.
I am not aware that Barrett intents to purchase on behalf of its clients the above-named Reportable Security in the same Initial Public Offering or Private Placement as the one in which I am investing.

3.	I agree that if any of the certifications provided in this letter should change or cease to be true, I will notify you immediately.

Employee Name (please print)	Employee Signature	Date

Disposition of Pre-clearance Request

Approved
Denied	Authorized Officer	Date Time

Appendix 3

FORM LETTER TO REQUEST DUPLICATE CONFIRMATIONS AND
PERIODIC STATEMENTS FROM FINANCIAL INTERMEDIARIES

[Date]

[Name]
[Address]

Subject:                      Account #

Dear __________________________:

My employer, Barrett Asset Management, LLC is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Pursuant to my employer’s Code of Ethics and Rule 204a-1 under the Advisers Act, please send duplicate confirmations of individual transactions as well as duplicate periodic statements for the referenced account directly to:

(Name and Address of Individual Responsible
for Reviewing Periodic Holdings and Transaction Reports)

Thank you for your cooperation. If you have any questions, please contact me or [Name of Individual Responsible for Reviewing Periodic Holdings and Transaction Reports] at _______________________________.

Sincerely,

(Name of Covered Person)

Appendix 4

CERTIFICATE FOR MANAGED ACCOUNTS

To:         Madeleine Morreale - Chief Compliance Officer

Pursuant to Section IV.B of the Barrett Asset Management, LLC Policies and Procedures on Personal Trading Activities (the “Personal Trading Policy”), I hereby certify as follows:

(1)	The following securities accounts in which I have a Beneficial Interest are Managed Accounts, as such term is defined in Section V of the Personal Trading Policy:

Account Name	Account Number	Firm

(2)
I do not have or exercise any investment discretion over the investments held in the Accounts. In particular, I have no knowledge of, and am neither consulted nor advised of, any trades on my behalf in the Accounts before they are executed.

(3)
I acknowledge that I will be required to disclose all Managed Accounts in which I have a Beneficial Interest to you annually, and to make statements for the Managed Accounts available for review upon your request.

(4)	I agree that complete submission of this certification shall be binding upon me.

(5)	I agree that if any of the certifications provided in this letter should change or cease to be true, I will notify you immediately.

(6)	To verify the information contained in this certification, I authorize the Barrett CCO to contact the manager of my accounts, whose name, title and contact information are as follows:

Manager Name:

Firm:

Telephone Number:

E-mail:

By:

(Beneficial Owner)

Appendix 5

CERTIFICATE FOR MUTUAL FUNDS-ONLY ACCOUNTS

To:           Madeleine Morreale/Barrett CCO

Pursuant to Section IV.B of the Barrett Asset Management, LLC Policies and Procedures on Personal Trading Activities (the “Personal Trading Policy”):

1.	I hereby certify that the following securities accounts are Mutual Funds-Only Accounts, as such term is defined in Section V of the Personal Trading Policy:

Account Name	Account Number	Firm Name

2.
I acknowledge that I will be required to disclose all Mutual Fund-Only Accounts in which I have a Beneficial Interest to you annually, and to make statements for the Mutual Fund-Only Accounts available for review upon your request.

3.	I agree that complete submission of this certification shall be binding upon me.

4.	I agree that if any of the certifications provided in this letter should change or cease to be true, I will notify you immediately.

By,
Name:
[BENEFICIAL OWNER]

Exhibit B

INFORMATIONAL BARRIERS POLICY

I.          Purpose of these Policies and Procedures

The Securities and Exchange Commission requires reports to be filed by persons who “beneficially own” more than 5% of any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.  Generally, ownership must be aggregated among entities under common control for reporting purposes.

In January 1998, the SEC provided guidance on when beneficial ownership need not be attributed to parent companies nor aggregated among entities under common control for purposes of complying with the SEC’s ownership reporting requirements.  The SEC stated that attribution of beneficial ownership to a parent company and aggregation of beneficial ownership among commonly controlled entities may not be required in circumstances where the organizational structure of the parent and related entities are such that the voting and investment powers over the subject securities are exercised independently.

Barrett independently and exclusively maintains and exercises authority to vote, acquire, and dispose of securities for its discretionary investment management clients, unless otherwise required by rule, regulation or law and intends to continue to conduct its business in a similar manner.

Barrett has adopted the following policies and procedures to ensure that it independently and exclusively maintains and exercises authority to vote, acquire, and dispose of securities for its discretionary investment management clients.

II.         Policy

It is the policy of Barrett that it: (a) has exclusive authority to make voting and investment decisions with respect to securities held by its investment management clients; (b) and does not attempt to influence the voting and investment decisions to be made with respect to securities held by clients of other Advisers.

III.        Voting and Investment Independence

Barrett will exclusively maintain and exercise the authority to vote, acquire, and dispose of securities for its investment management clients, and will make all voting and investment decisions independently.  Barrett has adopted the following informational barriers to assist Barrett with maintaining its voting and investment independence:

(a)	employees of Barrett will not provide services for other Advisers;

(b)
Barrett will ensure that access to non-public data stored on its computer networks and systems related to its client holdings or investment operations (including investment strategy, decisions, trading and proxy voting activities) is not accessible by employees of other Advisers and that Barrett’s employees do not have access to non-public data related to the client holdings or investment operations of other Advisers; and

(c)
Barrett will not permit employees of other Advisers to serve as members of Barrett’s investment or proxy voting committees, nor will it permit its employees to serve as members of another Adviser’s investment or proxy voting committees.

B-1

IV.        No Influence

Barrett will not consult or enter into agreements with any other advisor regarding the voting, acquisition, or disposition of any securities owned by investment management clients.  Barrett has adopted the following informational barriers to assist Barrett with not engaging in any concerted activities other Adviser:

(a)
Barrett’s employees will refrain from communicating Barrett’s investment intent, or voting intent with respect to securities held by the Barrett’s clients, during communications with employees of other Advisers;

(b)	Barrett’s traders will not coordinate orders for Barrett’s clients with trades for clients of other Advisers;

(c)	Barrett will not discuss its non-public client holdings or proxy votes with employees of other Advisers, nor will Barrett request such data from other Advisers; and

(d)	Barrett will maintain office space that is separate from other Advisers.

V.         Permitted Sharing of Information

The informational barriers are not intended to prevent the free flow of publicly available information, nor are they intended to prevent Barrett from discussing its general investment philosophy with employees of other Advisers.

Barrett may disclose its client holdings to personnel employed by another Adviser only if (i) the Barrett’s Compliance Officer has approved the delivery of such information, or (ii) the information is already publicly available.

Barrett may disclose its proxy voting record to personnel employed by other Advisers only if the proxy voting record is limited to information regarding proxy votes that have been certified and (i) Barrett’s Compliance Officer has approved the delivery of such information, or (ii) the information is already publicly available.

Barrett may share its investment models and other information that it would otherwise be prohibited to share under this Informational Barrier Policy.

VI.        Administration

Barrett’s Compliance Officer will administer the maintenance of this Informational Barriers Policy.  The Compliance Officer will provide a copy of this Policy to all employees on an annual basis.

VII.       Exceptions

All exceptions must be approved by Barrett’s Chief Investment Officer (or designee) and Compliance Officer (or designee).  Any such exceptions, and the circumstances and conditions that apply to such exceptions, will be documented in writing.

B-2

Exhibit E

GIFTS AND BUSINESS ENTERTAINMENT

It is the policy of Barrett Asset Management, LLC that all Covered Persons shall not give or receive gift or business entertainment that would be inconsistent with the Standards of Business Conduct set forth in Section I.B of Barrett’s Code of Ethics.  Consistent with this governing principle, all Covered Persons are subject to and shall abide by the following policies and procedures (the “Gifts and Entertainment Policy”).  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Barrett Code of Ethics.

1.
Scope.  For purposes of this Gifts and Entertainment Policy, the terms “gifts” and “business entertainment” are intended to be construed broadly and include accepting anything of value, including meals, lodging, travel, cash, security, merchandise, loans and expense reimbursements, except to the extent specifically excluded below.  Note that these terms include anything of value provided directly or indirectly, e.g., anything provided to a Covered Person on behalf of the third party from whatever source.

a.
For an item to be considered “business entertainment,” the vendor must be present at the event/meal and there must be an opportunity to discuss matters relating to Barrett’s business.  For example, if a Covered Person receives theater tickets from a vendor, the tickets are “business entertainment” only if the vendor attends the event and there is an opportunity to discuss business matters.  If not, the tickets should be treated as a “gift” for purposes of this Gifts and Entertainment Policy and subject to the limitations set forth below.

b.	The following items are not considered to be “gifts” or “business entertainment” for purposes of this Gifts and Entertainment Policy:

(i)	Usual and customary promotional items (e.g., T shirts, caps, or pens marked with the vendor’s logo);
(ii)	Items of nominal value (i.e., $25 or less);
(iii)	Food items consumed on Barrett’s premises (e.g., popcorn, cookies); or

(iv)	Usual and customary gifts given to or by Covered Persons based on a personal relationship (e.g., the vendor and Covered Person have a family relationship).

c.
All questions regarding interpretation of this Gifts and Entertainment Policy shall be referred to the Barrett CCO, who shall be responsible for resolving interpretations under Policy and communicating such matters to Covered Persons as necessary.

2.	Policies and Procedures. Covered Persons are permitted to give and accept gifts and business entertainment only in compliance with the policies and procedures set forth below.

a.
Accepting Gifts and Business Entertainment.  Covered Persons may give or accept gifts from clients or vendors provided that the fair market value of all gifts given or received from the client or vendor, as the case may be, during a calendar year is equal to or less than $100.  Covered Persons may not give or accept a gift with a fair market value in excess of that amount without the prior written approval of the Barrett CCO.

(i)	Covered Persons may give or accept business entertainment that is reasonable under the circumstances and not excessive in either amount or frequency.

(ii)	Covered Persons should use reasonable judgment in estimating the value of any gifts given or received. Any questions about the fair market value of a gift should be referred to the Barrett CCO.

b.	Cash and Cash Equivalents. Covered Persons may not accept a gift of cash or a cash-equivalent (e.g., a gift certificate) in any amount.

c.	Solicitation of Gifts. Under no circumstances may Covered Persons solicit a gift from a client or vendor.

When a Covered Person accepts a gift (including entertainment) from anyone who has, or is seeking to have, a business relationship with the Company, it can create a situation in which the personal interests of the Covered Person may conflict, or appear to conflict, with the interests of the Company.  Because of this, Covered Persons must use caution in accepting gifts from clients, suppliers or other third parties that have, or are seeking to have, a business relationship with the Company.  While accepting gifts from these parties is not prohibited, Covered Persons may not accept gifts from customers, suppliers or other entities that have, or are seeking to have, a business relationship with the Company if the gifts exceed what is reasonable and customary under the circumstances of the business relationship.  In no case may a Covered Person accept a gift if that person feels that he or she is obligated to repay the donor with corporate business.   When an employee accepts a gift (excluding entertainment) with a value in excess of a modest amount from anyone who has, or is seeking to have, a business relationship with the Company, the Covered Person must report the gift to his or her supervisor at the Company.

If a Covered Person were to solicit a gift (including entertainment) from a third party as a condition to that third party receiving a benefit from the Company, it would violate the Code requirement that Covered Persons not use their positions at the Company for personal gain.  In addition, in many situations such an action may violate laws or regulations.  Accordingly, Covered Persons may not solicit, encourage or receive a payment, contribution, gift or favor that may influence a business decision.  In addition, no Covered Person may accept a gift if he or she believes that the donor feels he or she must provide the gift in order to obtain business from or with the Company.

If the Company, or a Company representative, provides a gift (including entertainment) to a representative of an entity that has, or may have, a business relationship with the Company, the gift may be viewed as being provided to improperly influence the person to further the Company’s interests in the relationship at the expense of those of the entity that the person represents.  While gifts in these situations are not prohibited, Covered Persons may not make any gifts to employees of customers, suppliers or other entities that have, or may have, a business relationship with the Company if the gifts exceed what is reasonable and customary under the circumstances of the business relationship or is prohibited by law or regulation.  In no event may a Covered Person make, or participate in making, any gifts (including payments) intended to cause or improperly influence an individual, company or government official to act in a way that gives the Company an advantage.   Any such gift or payment would constitute a violation of this Code and may violate laws or regulations.

Governments in the United States and other jurisdictions have laws governing relationships of businesses with governments and government agencies.  If the Company were to violate these laws, the penalties to the Company and any involved Covered Person could be severe.  Accordingly, Covered Persons must be careful not to authorize, offer or make, either personally or on behalf of the Company, any illegal gift (including payments), directly or indirectly, to any government official or any employee of a government, government agency or a government controlled enterprise.

INSIDE INFORMATION & INSIDER TRADING

Federal and state securities laws prohibit both Barrett and all Covered Persons from engaging in securities transactions for themselves or for others based on “inside information.”  These laws also prohibit Covered Persons from disseminating inside information to others who may use that knowledge to trade securities (so-called “tipping”).  These prohibitions apply to all Covered Persons and extend to activities within and outside of their duties at the firm. Trading the securities of any company while in possession of material, non-public information about that company, is generally prohibited by the securities laws of the United States, the laws of many other countries and Company policy.  Information about a company should be considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision whether to buy or sell securities of that company, or if disclosure of the information could reasonably be expected to affect the price of the company’s securities.  Information about a company should be considered “non-public” if it has not been publicly disclosed or released.  A person or company that illegally trades in securities of a company while in possession of material, non-public information about that company may be subject to severe sanctions including civil penalties, fines and imprisonment.

In order to ensure that the Company and its representatives comply with their obligations with respect to insider trading, Covered Persons who come into, or who believe they have come into, possession of material, non-public information about a company should not execute or recommend the execution of any trade in the securities of that company without first consulting the compliance department or Barrett Asset Management’s legal counsel to determine whether the trade may be allowed under applicable laws and policies.  This admonition applies to trades in the Company’s securities as well as securities of any other company.  Further, this admonition applies to transactions for the account of the Company, for the account of any client or for the account of any Covered Person or any spouse, child or others living in the same household as a Covered Person

1.	What Constitutes Insider Trading

a.
“Inside information” is defined as material nonpublic information about an issuer or security.  Such information typically originates from an “insider” of the issuer, such as an officer, director, or controlling shareholder.  However, insider-trading prohibitions also extend to trading while in possession of certain “market information.”  “Market information” is material nonpublic information which affects the market for an issuer’s securities but which comes from sources outside the issuer.  A typical example of market information is knowledge of an impending tender offer.

b.	In order to assess whether a particular situation runs afoul of the prohibition against insider trading, keep in mind the following:

i.
Information is deemed “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. Among the types of information that should be deemed to be material is information relating to:

(a)	Increases or decreases in dividends;

(b)	Declarations of stock splits and stock dividends;

(c)	Financial announcements including periodic results and forecasts, especially earnings releases and estimates of earnings;

(d)	Changes in previously disclosed financial information;

(e)	Mergers, acquisitions or takeovers;

(f)	Proposed issuances of new securities;

(g)	Significant changes in operations;

(h)	Significant increases or declines in backlog orders or the award or loss of a significant contract;

(i)	Significant new products to be introduced or significant discoveries of oil and gas, minerals or the like;

(j)	Extraordinary borrowings;

(k)	Major litigation (civil or criminal);

(l)	Financial liquidity problems;

(m)	Significant changes in management;

(n)	The purchase or sale of substantial assets; and

(o)	Significant regulatory actions.

ii
“Material” information may also relate to the market for a company’s securities.  Information about significant trades to be effected for Barrett’s client accounts and sub-advised mutual funds, which in some contexts may be deemed as material inside information.  This knowledge can be used to take advantage of price movements in the market that may be caused by the firm’s buying or selling of specific securities for its clients.

iii.
Information is considered “nonpublic” if it has not been released through appropriate public media in such a way as to achieve a broad dissemination to the investing public generally, without favoring any special person or group.  Unfortunately, the question of publicity is very fact-specific; there are no hard and fast rules.

(a)
In the past, information has been deemed to be publicly disclosed if it was given to the Dow Jones Financial News,  Reuters, Bloomberg News, the Associated Press, United Press International, or one or more newspapers of general circulation in the New York City area.

(b)
On the other hand, public dissemination is not accomplished by disclosure to a select group of analysts, broker-dealers and market makers; or via a telephone call-in service for investors.  Note that there also is authority that disclosure to Standard and Poor’s and Moody’s alone may not suffice.

iv.
The selective disclosure of material nonpublic information by corporate insiders may lead to violations by an outsider (Barrett, for example) of §10 (b) of the Securities Exchange Act of 1934 and Rule 10 (b) 5) under the following conditions:

(a)	the insider intentionally breached a duty of confidentiality owed to the issuer’s shareholders;

(b)	the insider received some personal benefit from this breach, either by way of pecuniary gain or a reputation benefit that could translate into future earnings;

(c)	the outsider knew or should have known that the insider breached a duty by disclosing the information; and

(d)	the outsider acts with scienter -- i.e., a mental state showing intent to deceive, manipulate or defraud.

v.
An outsider might also run afoul of the prohibition against insider trading under a “misappropriation” theory.  This theory applies to those who trade on information they have taken in breach of some fiduciary duty, even though that may not be a duty to the issuer’s shareholders.  An example of this would be a newspaper reporter who misappropriates information he has received in the course of his job writing articles for his employer, and then trades before that information becomes public.  Another example would be an employee of an investment adviser who trades while in possession of material, nonpublic information he learns in the course of his advisory duties.

2.	Penalties for Insider Trading.

a.
Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.  Penalties include:

i.	Civil injunctions;
ii.	Disgorgement of profits;
iii.	Jail sentences;
iv.	Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited and;
v.	Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

b.
In addition to penalties provided by law, any violation of the Firm’s policies and procedures on insider trading can be expected to result in serious sanctions by the Company, including, without limitation, dismissal of the individuals involved.

3.	Guidelines for Barrett Employees

In order to prevent even inadvertent violations of the ban on insider trading, all Covered Persons must adhere to the following guidelines:

a.
All information about Barrett’s clients, including but not limited to the value of accounts; securities bought, sold or held; current or proposed business plans; acquisition targets; confidential financial reports or projections; borrowings, etc. must be held in strictest confidence.

b.	When obtaining material information about an issuer from insiders of the particular company, determine whether the information you learn has already been disseminated through “public” channels.

c.	In discussions with securities analysts, it also may be appropriate to determine whether the information the analyst provides has been publicly disseminated.

d.
If any employee determines that he or she has learned material, nonpublic inside or market information, notify Barrett’s CCO immediately and refrain from disclosing this information to anyone else, unless specifically advised to the contrary.  In this case, neither Barrett nor its employees may effect transactions in the securities of the subject issuer, either for themselves or for any client, until such information has been publicly disseminated.

e.	The following measures will be taken if necessary:

i - Place the company on a “Watch List” and restrict the flow of non-public information to allow Barrett’s investment personnel and traders, who do not come into possession of the information, to continue their ordinary investment activities.  (This list is highly confidential and may not be disseminated to anyone outside of [Barrett’s Compliance Department].

ii - Place the Company on a “Restricted List” in order to prohibit trading in any security of the company, except non-solicited trades after specific approval by Barrett’s CCO.  (This list is highly confidential and may only be disseminated to certain individuals that Barrett deems appropriate.)

OUTSIDE BUSINESS ACTIVITIES

I.       Purpose of these Policies and Procedures

This policy is being adopted to ensure that employees avoid any activities, interests or associations outside of Barrett that could interfere with, or give the appearance of interfering with, their ability to act in the best interests of Barrett and its clients or the employees’ ability to perform their work for Barrett and its clients objectively and effectively.

II.         Service on the Board of a Publicly Traded Company

A.         Pre-Approval

No employee may serve on the board of directors of a publicly traded company absent the prior written approval of the Barrett CCO.  This approval will be granted only in extraordinary circumstances.

B.         Informational Barriers

If granted, the employee will be isolated, through information barriers or other procedures established by Barrett , from making decisions related to the issuer on whose board the employee sits.

III.        Service on the Board of a Private Company

No employee may serve on the board of a private company without the prior approval of the CCO and the CIO.

In evaluating whether to grant such a request, Barrett will consider, among other factors, (i) whether the company is (or could become) an appropriate investment opportunity for Barrett’s clients, and (ii) the likelihood that the company may go public in the foreseeable future.

An employee who is permitted to serve as a director of a private company may not be the sole employee responsible for making investment decisions regarding the issuer.

Further, if the company considers going public during the employee’s term as director, the employee must resign his or her directorship as soon as practicable after the employee learns that the company is considering going public, and in any case prior to the date on which the securities are priced in an initial public offering.

IV.        Other Outside Business Activities

A.         Pre-Approval

Each employee must obtain the pre-approval of (i) the employee’s supervisor and (ii) the CCO prior to engaging in an Outside Business Activity as defined in this policy.  Each employee must complete an “Outside Business Activities Pre-Approval Form” (attached) for each outside business activity in which the employee wishes to engage.

B.         Factors

The CCO may consider a number of factors in deciding whether to approve (or disapprove) a proposed Outside Business Activity, including, but not limited to, the extent to which the proposed activity could:

(1)	violate any law or regulation;
(2)	require oversight or monitoring by Barrett;
(3)	involve prolonged absences during business hours;
(4)	interfere with, or give the appearance of interfering with, the employee’s ability to act in the best interests of Barrett or its clients;

(5)	interfere with, or give the appearance of interfering with, the employee’s ability to perform work for Barrett and its clients objectively and effectively; or

(6)	create adverse publicity or potential liability for, or harm the reputation of, Barrett.

V.         “Outside Business Activity” Defined

An “Outside Business Activity” includes:

(1)	becoming employed by or engaged in any outside business;
(2)	becoming employed by, or receiving compensation from, any other person, entity or business organization; or
(3)	serving in a fiduciary capacity (e.g., trustee, executor or power of attorney) for someone other than a family member.

The definition of Outside Business Activities within the meaning of this policy does not include voluntary affiliations or relationships with non-business entities such as charitable, religious, civic, or fraternal organizations recognized as tax-exempt unless the employee receives some compensation for their efforts or the organization has or establishes a business relationship with Barrett.

VI.        Administration
All questions regarding this policy should be referred to the CCO.

VII.       Recordkeeping
The CCO will maintain any documents evidencing the approval of any outside business activity.

Confidential Information

Participants in the financial services industry have access to confidential information of clients, suppliers and others.  Examples of the types of confidential information to which the Company has access as part of its business include personal financial information of individual clients, business financial and strategic information of corporate clients, non-public information about pending transactions and pricing information from suppliers. Protecting the confidentiality of the confidential information to which the Company has access is critical to the Company’s relationships with its clients and its ability to compete in the marketplace. Furthermore, numerous laws and regulations prohibit disclosure of various types of confidential information of clients or others. In addition to confidential information of third parties, Covered Persons may also have access to proprietary information of the Company in the course of their relationships with the Company, including information about the Company’s financial condition or results, business strategies and business products or services. Disclosure of proprietary information could cause severe harm to the Company, including to its ability to compete effectively in the marketplace. In order to ensure that confidential information is appropriately protected, Covered Persons may not disclose or misuse confidential information of third parties or the Company’s confidential proprietary information to which they gain access through their relationships with the Company, except when disclosure is authorized by the Company or the person to whom the information belongs, or is required by law.

Safeguarding Assets and Property

The Company’s assets and properties represent a key portion of the Company’s value as an enterprise and are very important to the Company’s ability to conduct its business.  The Company’s assets and properties include both physical assets such as cash, securities, physical property and equipment and intangible assets such as business strategies and plans, intellectual property, services and products.  Each Covered Person is responsible for safeguarding the Company’s assets and properties that are under his or her control.  Theft of, or fraudulently obtaining Company assets or property is forbidden under applicable laws and company policies, and any suspected theft or misappropriation of Company assets or property should be reported to the Company’s legal counsel immediately for investigation.  Furthermore, except where permitted by the Company, Covered Persons should not abuse Company assets or property for their personal benefit.  In addition to protecting the Company’s assets and property from theft or misuse, Covered Persons should be careful not to needlessly waste any Company assets or property.

As part of its business, the Company routinely comes into possession of property of clients, vendors and other third parties.  It is vitally important to the Company’s business and reputation that all client property that comes into the Company’s possession is protected and maintained.  Each Covered Person is responsible for safeguarding the properties, belonging to clients, vendors and other third parties that are under his or her control.

Accuracy of Books and Records

Barrett Asset Management, LLC is subject to numerous regulations regarding its books and business records.  These regulations require that the Company maintain accurate and complete business records, books and data that reflect in a timely manner every business transaction involving the Company.  Each Covered Person is responsible to ensure the accuracy and completeness of any business information, reports and records under his or her control.  No Covered Person may intentionally make false or misleading entries in any of the Company’s books and records.  In providing information to be included in the Company’s books and records, Covered Persons must be candid and accurate.  Maintaining accurate books and records is the first step in ensuring that the Company’s financial statements are prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and results of operations of the Company.

Treatment of Others

Covered Persons must treat all persons with whom they come into contact, including other employees, clients and suppliers, fairly and with respect.  Each employee should be able to work in an environment that promotes equal employment opportunities and prohibits discriminatory practices, including harassment.  Therefore, the Company expects that all relationships among persons in the workplace will be professional and free of bias, harassment or violence.  Covered Persons who violate laws or Company policies requiring fairness and respectful treatment of others are subject to disciplinary action by the Company and, potentially, civil or criminal liability.

The Company is committed to the diversity of its workforce in order to help achieve growth and success for the organization.  The Company strives to provide an environment that promotes respect, integrity, teamwork, achievement and acceptance regardless of race, gender, age, national origin, or any other factor that makes people unique.  While all representatives of the Company share the common goal of responsiveness to clients and each other, at the same time they should embrace and value the differences in employees.

Code Violations

Barrett Asset Management may take disciplinary action against any Covered Person who violates this Code.  Disciplinary actions may include reprimand, loss of discretionary compensation, suspension, dismissal or civil action by the Company.  Furthermore, if a violation of this Code also constitutes a violation of law or regulations, the violator may be subject to legal penalties, including the loss of any professional license, fines and other penalties.

Each Covered Person is required to ensure his or her own compliance with this Code.  Covered Persons are expected to use good judgment in recognizing situations where a violation of this Code may occur and ensuring that no violation occurs.  In situations where it is unclear whether this Code applies, Covered Persons are expected to ask questions of their managers or supervisors or the Company’s Compliance Officer.

Exhibit F

Covered Person Last Name	First Name		Mid Initial

Department		Phone Ext.

ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS,
PERSONAL HOLDINGS REPORT AND ANNUAL CERTIFICATION

Please specify:	☐ Initial Report (New Covered Person)	or	☐ Annual Renewal (You were (previously a Covered Person)

1.	Acknowledgement

I acknowledge that I have received the Barrett Asset Management, LLC Code of Ethics, effective ____/____, 2015, and I represent that:

a.
I have read the Code of Ethics and I understand that it applies to me and to all Securities in which I have or acquire any Beneficial Interest.  I have read the definition of “Beneficial Interest” and understand that I may be deemed to have a Beneficial Interest in Securities owned by members of my Immediate Family and that Securities Transactions affected by members of my Immediate Family may therefore be subject to the Code.

b.
I agree that in case of a violation, I may be subject to various possible sanctions as determined by the Barrett Management Committee. Possible sanctions include verbal and written warnings, fines, trading suspensions, reversal of trades by which I agree to disgorge and forfeit any profits or absorb any loss on prohibited transactions, termination of employment, civil referral to the Securities and Exchange Commission, and criminal referral in accordance with the requirements of the Code.

c.	I will comply with the Code of Ethics in all other respects.

2.	Personal Holdings Report

The following is a list of all Securities Accounts and Securities in which I have a Beneficial Interest, and such information is current as of a date no more than 45 days prior to the date hereof.

a.	Securities Accounts and Retirement Accounts.

(i)
Provide the information requested below for each securities account or retirement account, in which you have Beneficial Interest, with an approved financial intermediary or retirement plan sponsor.  Indicate “N/A” or “None” if appropriate.

(ii)
You also agree that you have made arrangements for the Barrett CCO to receive, directly from the applicable financial intermediary, duplicate copies of each confirmation and periodic statement issued by such financial intermediary in respect of such Securities or Retirement Account.

NAME OF BROKER DEALER or RETIREMENT PLAN	ACCOUNT TITLE acct holder’s name and (acct type)	RELATIONSHIP if acct holder is not the Covered Person	ACCOUNT NUMBER

b.   Mutual Fund Only Accounts, Managed Accounts and Dividend Reinvestment Plans.

(i)
Provide the information requested below for each Mutual Fund Only Account, Managed Account or Dividend Reinvestment Plan in which you have a Beneficial Interest.  Indicate “N/A” or “None” if appropriate.

(ii)
If you have not delivered a completed “Certificate for Managed Accounts” or “Certificate for Mutual Fund Only Accounts,” as the case may be, for each such account identified below, please attach a completed certificate and contact Compliance immediately.

(iii)
If you have delivered a completed Certificate, please note that by submitting this Annual Certification you are reaffirming that the representations given by you in such Certificate remain true and complete in all material respects.

NAME OF BROKER DEALER, BANK,, OR MUTUAL FUND or INVESTMENT ADVISER	ACCOUNT TITLE acct holder’s name and (acct type)	RELATIONSHIP if acct holder is not the Covered Person	ACCOUNT NUMBER	APPROVED by Compliance? (Y/N)

c.	Other Securities

(i)
If you have Beneficial Interests in any Securities that are not listed above (e.g., physical stock certificates or private equity investments), list them below.  Indicate “N/A” or “None” if appropriate.

NAME OF SECURITY OWNER	RELATIONSHIP if security owner is not the Covered Person	NAME OF SECURITY	NUMBER OF SHARES / PRINCIPAL AMOUNT

3.      Gifts and Business Entertainment (annual renewals only)

The following is a list of all “gifts” that I received from vendors since the date of my last certification under the Barrett Code of Ethics:

Date	Name of Vendor	Nature of Gift	Fair Market Value

TOTAL:

4.      Outside Business Activities

The following is all outside business activities that I am engaged in (including any publicly held companies on which I serve as a member of the board of directors.  Indicate “N/A” or “None” if appropriate.

NAME OF COMPANY	NATURE OF MY INVOLVEMENT

6.	Certification

a.
[Annual Renewals Only]  I hereby certify that since the date of the last Acknowledgement, Personal Holdings Report and Annual Certification executed by me in accordance with the requirements of the Code, I have fully complied with all applicable requirements of the Code.  In particular, in connection with each Securities Transaction that I have engaged in since such date, I hereby certify that:

i.
I did not engage in any personal securities transactions that would have violated the standards of business conduct set forth in the Code.  In particular, I have complied in all material respects with the Barrett Policies and Procedures on Personal Securities Transactions.

ii.
I did not reveal any information relating to the investment intentions, activities or portfolios of Barrett’s clients, except to persons whose responsibilities required knowledge of the information.  In particular, I have complied in all material respects with the requirements of the Barrett Information Barriers Policy.

iii.
I did not give or accept any gifts and business entertainment that might have (i) presented a conflict of interest or the appearance of a conflict of interest with Barrett’s clients, or (ii) otherwise have interfered with my ability to make decisions in the best interests of the firm’s clients.  In particular, I have complied in all material respects with the Barrett Policies and Procedures on Gifts and Entertainment.

iv.	I have not engaged in any outside business activities or served on the board of directors of a publicly-held company without the prior written authorization by the Barrett CCO.

v.
I have not traded in any Security (or Equivalent Instrument) at a time when I was in possession of material nonpublic information regarding the Security or the issuer of the Security.  In particular, I have complied in all material respects with the provisions of the Barrett Policies and Procedures on Insider Trading.

vi.
I have not made any political contributions for the purpose of obtaining or retaining Barrett or its affiliates as investment advisers.  In particular, I have not made any political contributions to any person who may influence the selection or retention of an investment adviser by a government entity.

vii.
I have not caused or attempted to cause any client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to me.  I have disclosed any situation where I was in a position to benefit materially from an investment decision on behalf of a Barrett client to the Barrett CCO and the person with authority to make the investment decision on behalf of the client.

b.	I further certify that the information on this form is accurate and complete in all material respects.

Covered Person’s Name

Covered Person’s Signature	Date